PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces Third Quarter 2025 Results
RANCHO CORDOVA, CA October 27, 2025 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (“Five Star” or the “Company”), a holding company that operates through its wholly owned banking subsidiary, Five Star Bank (the “Bank”), today reported net income of $16.3 million for the three months ended September 30, 2025, as compared to $14.5 million for the three months ended June 30, 2025 and $10.9 million for the three months ended September 30, 2024.
Third Quarter Highlights
Performance and operating highlights for the Company for the periods noted below included the following:

	Three months ended
(in thousands, except per share and share data)	September 30, 2025	June 30, 2025	September 30, 2024
Return on average assets (“ROAA”)	1.44%	1.37%	1.18%
Return on average equity (“ROAE”)	15.35%	14.17%	11.31%
Pre-tax income	$22,234	$20,099	$15,241
Pre-tax, pre-provision income(1)	$24,734	$22,599	$17,991
Net income	$16,344	$14,508	$10,941
Basic earnings per common share	$0.77	$0.68	$0.52
Diluted earnings per common share	$0.77	$0.68	$0.52
Weighted average basic common shares outstanding	21,231,563	21,225,831	21,182,143
Weighted average diluted common shares outstanding	21,281,818	21,269,265	21,232,758
Shares outstanding at end of period	21,367,387	21,360,991	21,319,583
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
James E. Beckwith, President and Chief Executive Officer, commented:
“Five Star Bank’s third quarter results include outstanding growth in loans and core deposits attributable to our successful organic growth strategy that continues to fuel momentum and drive demand for our differentiated customer experience. During the quarter, total loans held for investment increased by $129.2 million, or 3.44% (13.76% when annualized), and total deposits increased by $208.8 million, or 5.36% (21.45% when annualized). Wholesale deposits decreased by $150.2 million, or 22.87%, while non-wholesale deposits increased by $359.0 million, or 11.09% (44.34% when annualized), during the same period.
Cost of funds decreased two basis points to 2.51% during the third quarter, while net interest margin increased by three basis points to 3.56%, and our efficiency ratio decreased to 40.13% compared to 41.03% for the second quarter. This quarter, we are pleased to have declared another cash dividend to shareholders, which exemplifies our commitment to shareholder value.
In the third quarter, we opened our ninth full-service office in Walnut Creek, California, in response to the demand for our services in the San Francisco Bay Area. Total deposits from the San Francisco Bay Area were $548.9 million as of September 30, 2025. In addition to the new Walnut Creek office, we are pleased with the growth of our previously announced Food, Agribusiness, and Diversified Industries business, where clients benefit from our Global Trade Services and exceptional treasury management tools.
Five Star Bank’s success serves as a strong testimony to clients who value our team of committed professionals who provide authentic, relationship-based service. We will continue to ensure our technology stack, operating efficiencies, conservative underwriting practices, exceptional credit quality, and prudent approach to portfolio management benefit our customers, employees, community, and shareholders. As we look to the fourth quarter of 2025, we thank our employees for their outstanding commitment to ensuring Five Star Bank remains a safe, trusted, and steadfast banking partner.”
Financial highlights as of and during the three months ended September 30, 2025 included the following:
•The San Francisco Bay Area team increased from 34 to 36 employees and generated deposit balances totaling $548.9 million at September 30, 2025, an increase of $91.9 million from June 30, 2025.
•The number of Business Development Officers remained steady at 40 from June 30, 2025 to September 30, 2025.
•Cash and cash equivalents were $580.4 million, representing 14.15% of total deposits at September 30, 2025, as compared to 12.42% at June 30, 2025.
•Total deposits increased by $208.8 million, or 5.36%, during the three months ended September 30, 2025, with increases in non-wholesale deposits exceeding decreases in wholesale deposits. The Company defines wholesale deposits as brokered deposits and California Time Deposit Program deposits. During the three months ended September 30, 2025, non-wholesale deposits increased by $359.0 million, or 11.09%, and wholesale deposits decreased by $150.2 million, or 22.87%.
•The Company had no short-term borrowings at September 30, 2025 or June 30, 2025.
•Consistent, disciplined management of expenses contributed to our efficiency ratio of 40.13% for the three months ended September 30, 2025, as compared to 41.03% for the three months ended June 30, 2025 and 43.37% for the three months ended September 30, 2024.
•For the three months ended September 30, 2025, net interest margin was 3.56%, as compared to 3.53% for the three months ended June 30, 2025 and 3.37% for the three months ended September 30, 2024. The effective federal funds rate decreased to 4.09% as of September 30, 2025 from 4.33% at June 30, 2025 and 4.83% at September 30, 2024.
•Other comprehensive loss was $2.1 million during the three months ended September 30, 2025. Unrealized losses, net of tax effect, on available-for-sale securities were $9.9 million as of September 30, 2025. Total carrying value of held-to-maturity and available-for-sale securities represented 0.05% and 2.12% of total interest-earning assets, respectively, as of September 30, 2025.
•The Company’s common equity Tier 1 capital ratio was 10.77% and 10.85% as of September 30, 2025 and June 30, 2025, respectively. The Bank continues to meet all requirements to be considered “well-capitalized” under applicable regulatory guidelines.
•Loan and deposit growth in the three and twelve months ended September 30, 2025 was as follows:

(in thousands)	September 30, 2025	June 30, 2025	$ Change	% Change
Loans held for investment	$3,887,259	$3,758,025	$129,234	3.44%
Non-interest-bearing deposits	1,059,082	1,004,061	55,021	5.48%
Interest-bearing deposits	3,044,356	2,890,561	153,795	5.32%

(in thousands)	September 30, 2025	September 30, 2024	$ Change	% Change
Loans held for investment	$3,887,259	$3,460,565	$426,694	12.33%
Non-interest-bearing deposits	1,059,082	906,939	152,143	16.78%
Interest-bearing deposits	3,044,356	2,493,040	551,316	22.11%
•The ratio of nonperforming loans to loans held for investment at period end decreased from 0.06% at June 30, 2025 to 0.05% at September 30, 2025.
•The Company’s Board of Directors declared on July 17, 2025, and the Company subsequently paid, a cash dividend of $0.20 per share during the three months ended September 30, 2025. The Company’s Board of Directors subsequently declared another cash dividend of $0.20 per share on October 16, 2025, which the Company expects to pay on November 10, 2025 to shareholders of record as of November 3, 2025.

Summary Results
Three months ended September 30, 2025, as compared to three months ended June 30, 2025
The Company’s net income was $16.3 million for the three months ended September 30, 2025, as compared to $14.5 million for the three months ended June 30, 2025. Net interest income increased by $2.8 million during the three months ended September 30, 2025, as compared to the three months ended June 30, 2025, primarily due to an increase in interest income driven by loan growth and an improvement in the average yield on loans, partially offset by an increase in interest expense driven by deposit growth. The provision for credit losses remained at $2.5 million for the three months ended June 30, 2025 and September 30, 2025. Non-interest income increased by $0.2 million, primarily due to an increase in swap referral fees during the three months ended September 30, 2025, as compared to the three months ended June 30, 2025. Non-interest expense increased by $0.9 million during the three months ended September 30, 2025, as compared to the three months ended June 30, 2025, primarily due to salaries and employee benefits due to increased headcount.
Three months ended September 30, 2025, as compared to three months ended September 30, 2024
The Company’s net income was $16.3 million for the three months ended September 30, 2025, as compared to $10.9 million for the three months ended September 30, 2024. Net interest income increased by $9.0 million during the three months ended September 30, 2025, as compared to the three months ended September 30, 2024, primarily due to an increase in interest income driven by loan growth and an improvement in the average yield on loans, partially offset by an increase in interest expense driven by deposit growth. The provision for credit losses decreased by $0.3 million, with decreases in net charge-offs during the three months ended September 30, 2025 as the leading driver. Non-interest income increased by $0.6 million, primarily due to an overall improvement in earnings related to investments in venture-backed funds, partially offset by a decrease in the volume of loans sold during the three months ended September 30, 2025, as compared to the three months ended September 30, 2024. Non-interest expense increased by $2.8 million during the three months ended September 30, 2025, as compared to the three months ended September 30, 2024, primarily due to salaries and employee benefits due to increased headcount.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(in thousands, except per share data)	September 30, 2025	June 30, 2025	$ Change	% Change
Selected operating data:
Net interest income	$39,348	$36,515	$2,833	7.76%
Provision for credit losses	2,500	2,500	—	—%
Non-interest income	1,966	1,810	156	8.62%
Non-interest expense	16,580	15,726	854	5.43%
Pre-tax income	22,234	20,099	2,135	10.62%
Provision for income taxes	5,890	5,591	299	5.35%
Net income	$16,344	$14,508	$1,836	12.66%
Earnings per common share:
Basic	$0.77	$0.68	$0.09	13.24%
Diluted	$0.77	$0.68	$0.09	13.24%
Performance and other financial ratios:
ROAA	1.44%	1.37%
ROAE	15.35%	14.17%
Net interest margin	3.56%	3.53%
Cost of funds	2.51%	2.53%
Efficiency ratio	40.13%	41.03%

	Three months ended
(in thousands, except per share data)	September 30, 2025	September 30, 2024	$ Change	% Change
Selected operating data:
Net interest income	$39,348	$30,386	$8,962	29.49%
Provision for credit losses	2,500	2,750	(250)	(9.09)%
Non-interest income	1,966	1,381	585	42.36%
Non-interest expense	16,580	13,776	2,804	20.35%
Pre-tax income	22,234	15,241	6,993	45.88%
Provision for income taxes	5,890	4,300	1,590	36.98%
Net income	$16,344	$10,941	$5,403	49.38%
Earnings per common share:
Basic	$0.77	$0.52	$0.25	48.08%
Diluted	$0.77	$0.52	$0.25	48.08%
Performance and other financial ratios:
ROAA	1.44%	1.18%
ROAE	15.35%	11.31%
Net interest margin	3.56%	3.37%
Cost of funds	2.51%	2.72%
Efficiency ratio	40.13%	43.37%
Balance Sheet Summary

(in thousands)	September 30, 2025	June 30, 2025	$ Change	% Change
Selected financial condition data:
Total assets	$4,641,770	$4,413,473	$228,297	5.17%
Cash and cash equivalents	580,447	483,810	96,637	19.97%
Total loans held for investment	3,887,259	3,758,025	129,234	3.44%
Total investments	97,825	97,575	250	0.26%
Total liabilities	4,210,462	3,996,731	213,731	5.35%
Total deposits	4,103,438	3,894,622	208,816	5.36%
Subordinated notes, net	74,004	73,968	36	0.05%
Total shareholders’ equity	431,308	416,742	14,566	3.50%
•Insured and collateralized deposits were approximately $2.7 billion, representing 65.25% of total deposits as of September 30, 2025, as compared to 67.06% as of June 30, 2025. Net uninsured and uncollateralized deposits were approximately $1.4 billion as of September 30, 2025, increasing from $1.3 billion at June 30, 2025.
•Non-wholesale deposit accounts constituted 87.66% of total deposits as of September 30, 2025, as compared to 83.14% at June 30, 2025. Deposit relationships of greater than $5 million represented 60.14% of total deposits as of September 30, 2025, as compared to 59.91% as of June 30, 2025, and had an average age of approximately 7.98 years as of September 30, 2025, as compared to 8.34 years as of June 30, 2025.
•Total deposits as of September 30, 2025 were $4.1 billion, an increase of $208.8 million, or 5.36%, from June 30, 2025, comprised of increases in both interest-bearing and non-interest-bearing deposits. Interest-bearing deposits added $171.6 million in growth, which was primarily due to the opening of new money market deposit accounts during the quarter, adding $141.3 million in new balances. Non-interest-bearing deposit growth was driven by new accounts opened during the quarter, adding $28.8 million in new balances.

•Cash and cash equivalents as of September 30, 2025 were $580.4 million, representing 14.15% of total deposits at September 30, 2025, as compared to 12.42% as of June 30, 2025.
•Total liquidity (consisting of cash and cash equivalents and unused and immediately available borrowing capacity as set forth below) was approximately $2.3 billion as of September 30, 2025, as compared to $2.2 billion at June 30, 2025.

	September 30, 2025
(in thousands)	Line of Credit	Letters of Credit Issued	Borrowings	Available
Federal Home Loan Bank of San Francisco (“FHLB”) advances	$1,420,987	$762,500	$—	$658,487
Federal Reserve Discount Window	918,370	—	—	918,370
Correspondent bank lines of credit	185,000	—	—	185,000
Cash and cash equivalents	—	—	—	580,447
Total	$2,524,357	$762,500	$—	$2,342,304

(in thousands)	September 30, 2025	December 31, 2024	$ Change	% Change
Selected financial condition data:
Total assets	$4,641,770	$4,053,278	$588,492	14.52%
Cash and cash equivalents	580,447	352,343	228,104	64.74%
Total loans held for investment	3,887,259	3,532,686	354,573	10.04%
Total investments	97,825	100,914	(3,089)	(3.06)%
Total liabilities	4,210,462	3,656,654	553,808	15.15%
Total deposits	4,103,438	3,557,994	545,444	15.33%
Subordinated notes, net	74,004	73,895	109	0.15%
Total shareholders’ equity	431,308	396,624	34,684	8.74%
The increase in total assets from December 31, 2024 to September 30, 2025 was primarily comprised of a $354.6 million increase in total loans held for investment and a $228.1 million increase in cash and cash equivalents. The $354.6 million increase in total loans held for investment between December 31, 2024 and September 30, 2025 was a result of $931.8 million in loan originations and advances, partially offset by $219.8 million and $357.5 million in loan payoffs and paydowns, respectively. The $354.6 million increase in total loans held for investment included $70.7 million in purchases of loans within the consumer concentration of the loan portfolio. The $228.1 million increase in cash and cash equivalents primarily resulted from a $217.8 million increase in interest-bearing deposits in banks.
The increase in total liabilities from December 31, 2024 to September 30, 2025 was primarily due to an increase in deposits of $545.4 million. The increase in deposits was largely due to increases in money market and non-interest-bearing deposits of $446.9 million and $136.5 million, respectively.
The increase in total shareholders’ equity from December 31, 2024 to September 30, 2025 was primarily a result of net income recognized of $44.0 million and a $2.5 million increase in accumulated other comprehensive income, partially offset by $12.8 million in cash dividends paid during the period.

Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(in thousands)	September 30, 2025	June 30, 2025	$ Change	% Change
Interest and fee income	$64,845	$60,580	$4,265	7.04%
Interest expense	25,497	24,065	1,432	5.95%
Net interest income	$39,348	$36,515	$2,833	7.76%
Net interest margin	3.56%	3.53%

	Three months ended
(in thousands)	September 30, 2025	September 30, 2024	$ Change	% Change
Interest and fee income	$64,845	$52,667	$12,178	23.12%
Interest expense	25,497	22,281	3,216	14.43%
Net interest income	$39,348	$30,386	$8,962	29.49%
Net interest margin	3.56%	3.37%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	September 30, 2025			June 30, 2025			September 30, 2024
(in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits in banks	$451,534	$5,009	4.40%	$361,866	$3,987	4.42%	$126,266	$1,657	5.22%
Investment securities	96,806	579	2.38%	97,886	577	2.37%	106,256	620	2.32%
Loans held for investment and sale	3,831,851	59,257	6.14%	3,691,616	56,016	6.09%	3,354,050	50,390	5.98%
Total interest-earning assets	4,380,191	64,845	5.87%	4,151,368	60,580	5.85%	3,586,572	52,667	5.84%
Interest receivable and other assets, net	110,118			101,632			91,965
Total assets	$4,490,309			$4,253,000			$3,678,537

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$300,642	$1,194	1.58%	$283,369	$1,043	1.48%	$302,188	$1,237	1.63%
Savings accounts	130,973	895	2.71%	121,692	801	2.64%	124,851	979	3.12%
Money market accounts	1,874,089	15,348	3.25%	1,647,628	13,270	3.23%	1,578,244	14,688	3.70%
Time accounts	639,434	6,899	4.28%	726,295	7,790	4.30%	326,640	4,172	5.08%
Subordinated notes and other borrowings	73,981	1,161	6.23%	73,967	1,161	6.30%	76,988	1,205	6.23%
Total interest-bearing liabilities	3,019,119	25,497	3.35%	2,852,951	24,065	3.38%	2,408,911	22,281	3.68%
Demand accounts	1,016,560			957,034			852,872
Interest payable and other liabilities	32,210			32,406			32,062
Shareholders’ equity	422,420			410,609			384,692
Total liabilities & shareholders’ equity	$4,490,309			$4,253,000			$3,678,537

Net interest spread			2.52%			2.47%			2.16%
Net interest income/margin		$39,348	3.56%		$36,515	3.53%		$30,386	3.37%

Net interest income during the three months ended September 30, 2025 increased $2.8 million, or 7.76%, to $39.3 million compared to $36.5 million during the three months ended June 30, 2025. Net interest margin totaled 3.56% for the three months ended September 30, 2025, an increase of three basis points compared to the prior quarter. The increase in net interest income is primarily attributable to an additional $4.3 million in interest income, mainly due to a $140.2 million, or 3.80%, increase in the average balance of loans and a five basis point improvement in the average yield on loans during the three months ended September 30, 2025 compared to the prior quarter. The increase in interest income was partially offset by an additional $1.4 million in interest expense, which was mainly driven by a $225.7 million, or 6.04%, increase in the average balance of deposits at an average rate of two basis points lower than the prior quarter. In addition, the average balance of non-interest bearing deposits increased by $59.5 million, or 6.22%, compared to the prior quarter.
As compared to the three months ended September 30, 2024, net interest income during the three months ended September 30, 2025 increased by $9.0 million, or 29.49%, to $39.3 million from $30.4 million. Net interest margin totaled 3.56% for the three months ended September 30, 2025, an increase of 19 basis points compared to the same quarter of the prior year. The increase in net interest income is primarily attributable to an additional $12.2 million in interest income, mainly due to a $477.8 million, or 14.25%, increase in the average balance of loans and a 16 basis point improvement in the average yield on loans during the three months ended September 30, 2025 compared to the same quarter of the prior year. The increase in interest income was partially offset by an additional $3.2 million in interest expense compared to the same quarter of the prior year. The increase in interest expense is mainly attributable to a $776.9 million, or 24.39%, increase in the average balance of deposits at an average rate of 19 basis points lower during the three months ended September 30, 2025 compared to the same quarter of the prior year. In addition, the average balance of non-interest-bearing deposits increased by $163.7 million, or 19.19%, compared to the same period of the prior year.
Loans by Type
The following table provides loan balances, excluding deferred loan fees, by type as of the dates shown:

(in thousands)	September 30, 2025	June 30, 2025
Real estate:
Commercial	$3,144,303	$3,066,627
Commercial land and development	934	1,422
Commercial construction	136,988	112,399
Residential construction	5,976	5,479
Residential	35,739	33,132
Farmland	57,572	51,579
Commercial:
Secured	191,170	173,855
Unsecured	38,658	37,568
Consumer and other	278,209	278,215
Net deferred loan fees	(2,290)	(2,251)
Total loans held for investment	$3,887,259	$3,758,025
Interest-bearing Deposits
The following table provides interest-bearing deposit balances by type as of the dates shown:

(in thousands)	September 30, 2025	June 30, 2025
Interest-bearing transaction accounts	$309,118	$292,257
Money market accounts	1,972,158	1,704,652
Savings accounts	137,500	121,567
Time accounts	625,580	772,085
Total interest-bearing deposits	$3,044,356	$2,890,561

Asset Quality
Allowance for Credit Losses
At September 30, 2025, the Company’s allowance for credit losses was $42.1 million, as compared to $37.8 million at December 31, 2024. The $4.3 million increase in the allowance is due to a $7.1 million provision for credit losses recorded during the nine months ended September 30, 2025, partially offset by net charge-offs of $2.8 million, primarily attributable to commercial and industrial loans, during the same period.
The Company’s ratio of nonperforming loans to loans held for investment remained at 0.05% at September 30, 2025 and December 31, 2024. Loans designated as watch decreased from $123.4 million to $92.7 million between December 31, 2024 and September 30, 2025. As a result, loans designated as substandard increased from $2.6 million to $18.6 million between December 31, 2024 and September 30, 2025, primarily attributable to the downgrade of one special purpose commercial real estate loan whose borrower was experiencing financial difficulty. There were no loans with doubtful risk grades at September 30, 2025 or December 31, 2024.
A summary of the allowance for credit losses by loan class is as follows:

	September 30, 2025		December 31, 2024
(in thousands)	Amount	% of Total	Amount	% of Total
Real estate:
Commercial	$23,473	55.81%	$25,864	68.44%
Commercial land and development	30	0.07%	78	0.21%
Commercial construction	4,355	10.35%	2,268	6.00%
Residential construction	108	0.26%	64	0.17%
Residential	351	0.83%	270	0.71%
Farmland	425	1.01%	607	1.61%
	28,742	68.33%	29,151	77.14%
Commercial:
Secured	10,400	24.73%	5,866	15.52%
Unsecured	438	1.04%	278	0.74%
	10,838	25.77%	6,144	16.26%
Consumer and other	2,481	5.90%	2,496	6.60%
Total allowance for credit losses	$42,061	100.00%	$37,791	100.00%
The ratio of allowance for credit losses to loans held for investment was 1.08% at September 30, 2025, as compared to 1.07% at December 31, 2024.

Non-interest Income
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	September 30, 2025	June 30, 2025	$ Change	% Change
Service charges on deposit accounts	$185	$196	$(11)	(5.61)%
Gain on sale of loans	—	119	(119)	(100.00)%
Loan-related fees	683	468	215	45.94%
FHLB stock dividends	329	325	4	1.23%
Earnings on bank-owned life insurance	209	220	(11)	(5.00)%
Other income	560	482	78	16.18%
Total non-interest income	$1,966	$1,810	$156	8.62%
Gain on sale of loans. The decrease related to an overall decline in the volume of loans sold. During the three months ended September 30, 2025, no loans were sold, as compared to approximately $1.6 million of loans sold with an effective yield of 7.60% during the three months ended June 30, 2025.
Loan-related fees. The increase resulted primarily from an increase of $0.2 million in swap referral fees recognized during the three months ended September 30, 2025, as compared to the three months ended June 30, 2025.
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	September 30, 2025	September 30, 2024	$ Change	% Change
Service charges on deposit accounts	$185	$165	$20	12.12%
Gain on sale of loans	—	306	(306)	(100.00)%
Loan-related fees	683	406	277	68.23%
FHLB stock dividends	329	327	2	0.61%
Earnings on bank-owned life insurance	209	162	47	29.01%
Other income	560	15	545	3,633.33%
Total non-interest income	$1,966	$1,381	$585	42.36%
Gain on sale of loans. The decrease related to an overall decline in the volume of loans sold. During the three months ended September 30, 2025, no loans were sold, as compared to approximately $4.4 million of loans sold with an effective yield of 7.03% during the three months ended September 30, 2024.
Loan-related fees. The increase resulted primarily from an increase of $0.3 million in swap referral fees recognized during the three months ended September 30, 2025, as compared to the three months ended September 30, 2024.
Other income. The increase related primarily to an overall improvement in earnings related to investments in venture-backed funds during the three months ended September 30, 2025 compared to the three months ended September 30, 2024.

Non-interest Expense
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	September 30, 2025	June 30, 2025	$ Change	% Change
Salaries and employee benefits	$9,716	$8,910	$806	9.05%
Occupancy and equipment	700	657	43	6.54%
Data processing and software	1,559	1,508	51	3.38%
Federal Deposit Insurance Corporation (“FDIC”) insurance	500	470	30	6.38%
Professional services	932	918	14	1.53%
Advertising and promotional	803	865	(62)	(7.17)%
Loan-related expenses	317	423	(106)	(25.06)%
Other operating expenses	2,053	1,975	78	3.95%
Total non-interest expense	$16,580	$15,726	$854	5.43%
Salaries and employee benefits. The increase related primarily to: (i) a $0.8 million increase in salaries, benefits, and bonus expense, mainly related to a 1.38% increase in headcount between June 30, 2025 and September 30, 2025; and (ii) a $0.1 million increase in commissions paid.
Loan-related expenses. The decrease related primarily to decreases in expenses related to loans, including amortization of servicing assets, inspections, and legal fees.
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	September 30, 2025	September 30, 2024	$ Change	% Change
Salaries and employee benefits	$9,716	$7,969	$1,747	21.92%
Occupancy and equipment	700	626	74	11.82%
Data processing and software	1,559	1,327	232	17.48%
FDIC insurance	500	405	95	23.46%
Professional services	932	830	102	12.29%
Advertising and promotional	803	584	219	37.50%
Loan-related expenses	317	292	25	8.56%
Other operating expenses	2,053	1,743	310	17.79%
Total non-interest expense	$16,580	$13,776	$2,804	20.35%
Salaries and employee benefits. The increase related primarily to: (i) a $1.7 million increase in salaries, benefits, and bonus expense, mainly related to a 13.33% increase in headcount between September 30, 2024 and September 30, 2025; and (ii) a $0.5 million increase in commissions paid. This increase was partially offset by a $0.5 million increase in deferred loan origination costs due to a greater number of loan originations, net of purchased consumer loans, period-over-period.
Data processing and software. The increase was primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) an increased number of licenses required for new users on our loan origination and documentation system.
Professional services. The increase was primarily due to a $0.1 million increase in fees paid for business development consulting services.
Advertising and promotional. The increase related primarily to additional expenses incurred to support the expansion of the Bank’s business development teams, including a $0.1 million increase in expenses related to sponsored events and partnerships and a $0.1 million increase related to client and prospective client development expenses.
Other operating expenses. The increase was primarily due to: (i) a $0.1 million increase in administrative charges, including subscription services and bank charges; (ii) a $0.1 million increase in IntraFi Network fees resulting from an overall increase in balances carried in the network; and (iii) a $0.1 million increase in armored car and courier expenses.
Provision for Income Taxes
On July 4, 2025, the President signed H.R. 1, the “One Big Beautiful Bill Act,” into law. The legislation includes several changes to federal tax law that generally allow for more favorable deductibility of certain business expenses beginning in 2025, including the restoration of immediate expensing of domestic R&D expenditures, reinstatement of 100% bonus depreciation, and more favorable rules for determining the limitation on business interest expense. The Act also made certain changes to the deductibility of the cost of meals and charitable contributions that are effective for tax years beginning after December 31, 2025. These changes were not reflected in the income tax provision for the period ended September 30, 2025. The Company evaluated the impact on future periods and the legislation is not expected to have a significant impact on the Company's consolidated financial statements.

Three months ended September 30, 2025, as compared to three months ended June 30, 2025

Provision for income taxes increased to $5.9 million for the three months ended September 30, 2025 from $5.6 million for the three months ended June 30, 2025, which was primarily due to an increase in taxable income recognized during the three months ended September 30, 2025. The effective tax rates were 26.49% and 27.82% for the three months ended September 30, 2025 and June 30, 2025, respectively.
Three months ended September 30, 2025, as compared to three months ended September 30, 2024
Provision for income taxes increased by $1.6 million, or 36.98%, for the three months ended September 30, 2025 compared to the three months ended September 30, 2024. This increase was primarily driven by an increase in taxable income. The effective tax rates were 26.49% and 28.21% for the three months ended September 30, 2025 and September 30, 2024, respectively.
Webcast Details
Five Star Bancorp will host a live webcast for analysts and investors on Tuesday, October 28, 2025 at 1:00 PM ET (10:00 AM PT) to discuss its third quarter financial results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.
About Five Star Bancorp
Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. The Bank has nine branches in Northern California.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors, which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Reports on Form 10-Q for the three months ended March 31, 2025 and June 30, 2025, in each case under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	Three months ended
(in thousands, except per share and share data)	September 30, 2025	June 30, 2025	September 30, 2024
Revenue and Expense Data
Interest and fee income	$64,845	$60,580	$52,667
Interest expense	25,497	24,065	22,281
Net interest income	39,348	36,515	30,386
Provision for credit losses	2,500	2,500	2,750
Net interest income after provision	36,848	34,015	27,636
Non-interest income:
Service charges on deposit accounts	185	196	165
Gain on sale of loans	—	119	306
Loan-related fees	683	468	406
FHLB stock dividends	329	325	327
Earnings on bank-owned life insurance	209	220	162
Other income	560	482	15
Total non-interest income	1,966	1,810	1,381
Non-interest expense:
Salaries and employee benefits	9,716	8,910	7,969
Occupancy and equipment	700	657	626
Data processing and software	1,559	1,508	1,327
FDIC insurance	500	470	405
Professional services	932	918	830
Advertising and promotional	803	865	584
Loan-related expenses	317	423	292
Other operating expenses	2,053	1,975	1,743
Total non-interest expense	16,580	15,726	13,776
Income before provision for income taxes	22,234	20,099	15,241
Provision for income taxes	5,890	5,591	4,300
Net income	$16,344	$14,508	$10,941

Comprehensive Income
Net income	$16,344	$14,508	$10,941
Net unrealized holding gain on securities available-for-sale during the period	2,843	190	3,549
Less: Income tax expense related to other comprehensive income (loss)	763	502	1,049
Other comprehensive income (loss)	2,080	(312)	2,500
Total comprehensive income	$18,424	$14,196	$13,441

	Three months ended
(in thousands, except per share and share data)	September 30, 2025	June 30, 2025	September 30, 2024
Share and Per Share Data
Earnings per common share:
Basic	$0.77	$0.68	$0.52
Diluted	$0.77	$0.68	$0.52
Book value per share	$20.19	$19.51	$18.29
Tangible book value per share(1)	$20.19	$19.51	$18.29
Weighted average basic common shares outstanding	21,231,563	21,225,831	21,182,143
Weighted average diluted common shares outstanding	21,281,818	21,269,265	21,232,758
Shares outstanding at end of period	21,367,387	21,360,991	21,319,583

Selected Financial Ratios
ROAA	1.44%	1.37%	1.18%
ROAE	15.35%	14.17%	11.31%
Net interest margin	3.56%	3.53%	3.37%
Loan to deposit(2)	94.73%	96.50%	101.87%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
(2) Loan balance in loan to deposit ratio is total loans held for investment and sale at period end. Deposit balance in loan to deposit ratio is total deposits at period end.

(in thousands)	September 30, 2025	June 30, 2025	September 30, 2024
Balance Sheet Data
Cash and due from financial institutions	$44,147	$53,724	$44,531
Interest-bearing deposits in banks	536,300	430,086	206,321
Time deposits in banks	100	849	4,118
Securities - available-for-sale, at fair value	95,635	94,990	104,238
Securities - held-to-maturity, at amortized cost	2,190	2,585	2,720
Loans held for sale	—	309	2,910
Loans held for investment	3,887,259	3,758,025	3,460,565
Allowance for credit losses	(42,061)	(40,167)	(37,583)
Loans held for investment, net of allowance for credit losses	3,845,198	3,717,858	3,422,982
FHLB stock	15,000	15,000	15,000
Operating leases, right-of-use asset	9,751	7,094	6,590
Premises and equipment, net	1,656	1,606	1,657
Bank-owned life insurance	23,676	23,466	19,192
Interest receivable and other assets	68,117	65,906	56,745
Total assets	$4,641,770	$4,413,473	$3,887,004

Non-interest-bearing deposits	$1,059,082	$1,004,061	$906,939
Interest-bearing deposits	3,044,356	2,890,561	2,493,040
Total deposits	4,103,438	3,894,622	3,399,979
Subordinated notes, net	74,004	73,968	73,859
Other borrowings	—	—	—
Operating lease liability	10,431	7,744	7,101
Interest payable and other liabilities	22,589	20,397	16,135
Total liabilities	4,210,462	3,996,731	3,497,074

Common stock	303,571	303,155	302,251
Retained earnings	137,615	125,545	97,411
Accumulated other comprehensive loss, net of taxes	(9,878)	(11,958)	(9,732)
Total shareholders’ equity	431,308	416,742	389,930
Total liabilities and shareholders’ equity	$4,641,770	$4,413,473	$3,887,004

Quarterly Average Balance Data
Average loans held for investment and sale	$3,831,851	$3,691,616	$3,354,050
Average interest-earning assets	4,380,191	4,151,368	3,586,572
Average total assets	4,490,309	4,253,000	3,678,537
Average deposits	3,961,698	3,736,018	3,184,795
Average total equity	422,420	410,609	384,692

Credit Quality
Allowance for credit losses to nonperforming loans	1,975.62%	1,763.26%	2,041.44%
Nonperforming loans to loans held for investment	0.05%	0.06%	0.05%
Nonperforming assets to total assets	0.05%	0.05%	0.05%
Nonperforming loans plus performing loan modifications to loans held for investment	0.05%	0.06%	0.05%

(in thousands)	September 30, 2025	June 30, 2025	September 30, 2024
Capital Ratios
Total shareholders’ equity to total assets	9.29%	9.44%	10.03%
Tangible shareholders’ equity to tangible assets(1)	9.29%	9.44%	10.03%
Total capital (to risk-weighted assets)	13.59%	13.73%	13.94%
Tier 1 capital (to risk-weighted assets)	10.77%	10.85%	10.93%
Common equity Tier 1 capital (to risk-weighted assets)	10.77%	10.85%	10.93%
Tier 1 leverage ratio	9.78%	10.03%	10.83%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)
The Company uses financial information in its analysis of the Company’s performance that is not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.
Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. Management believes that tangible shareholders’ equity to tangible assets is a useful financial measure because it enables management, investors, and others to assess the Company’s financial health based on tangible capital. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.
Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. Management believes that tangible book value per share is a useful financial measure because it enables management, investors, and others to assess the Company’s value and use of equity. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.
Pre-tax, pre-provision income is defined as pre-tax income plus provision for credit losses. The most directly comparable GAAP financial measure is pre-tax income. Management believes that pre-tax, pre-provision income is a useful financial measure because it enables management, investors, and others to assess the Company’s ability to generate operating profit and capital.
The following reconciliation table provides a more detailed analysis of this non-GAAP financial measure:

	Three months ended
(in thousands)	September 30, 2025	June 30, 2025	September 30, 2024
Pre-tax, pre-provision income
Pre-tax income	$22,234	$20,099	$15,241
Add: provision for credit losses	2,500	2,500	2,750
Pre-tax, pre-provision income	$24,734	$22,599	$17,991
Investor Contact:
Heather C. Luck, Chief Financial Officer
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com
Media Contact:
Shelley R. Wetton, Chief Marketing Officer
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com